As filed with the Securities and Exchange Commission on June 21, 2019
             Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
VIRCO MFG. CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-1613718
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)
2027 Harpers Way
Torrance, CA 90501
(310) 533-0474
(Address of principal executive offices)
______________________
Virco Mfg. Corporation 2019 Omnibus Equity Incentive Plan
(Full title of the Plan(s))
______________________
Robert A. Virtue
Chief Executive Officer
Virco Mfg. Corporation
2027 Harpers Way
Torrance, CA 90501
(310) 533-0474
(Name, address and telephone number, including area code, of agent for service)
______________________
Copy to:

Allen Z. Sussman, Esq. Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067 (310) 282-2000
_______________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	1,000,000 shares	$4.25	$4,250,000	$515.10
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on NASDAQ on June 19, 2019.

EXPLANATORY NOTE
On May 17, 2019, Virco Mfg. Corporation (“we”, “us”, the “Company” or the “Registrant”) filed its definitive proxy statement with the Securities and Exchange Commission, including a proposal that stockholders of the Company approve the Company’s 2019 Omnibus Equity Incentive Plan (the “Plan”), which Plan was previously approved by the Company’s Board of Directors. On June 18, 2019, the stockholders of the Company approved the Plan. This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of shares of Common Stock, par value $0.01 per share, of the Company to be offered and sold under the Plan.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The rules of the Commission allow us to incorporate by reference into this Registration Statement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below (other than portions of these documents that are deemed furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019, filed with the Commission on May 1, 2019;

b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2019, filed with the Commission on June 14, 2019;

c)	The Company’s Definitive Proxy Statement for the 2019 Annual Meeting of Stockholders held on June 18, 2019, which was filed with the Commission on May 17, 2019;

d)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

e)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-B, as filed with the Commission in August 1984, as subsequently amended from time to time.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.
Article VIII of the Company’s Bylaws also provides that the Company will indemnify, to the fullest extent authorized by the laws of the State of Delaware, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.
Article Nineteenth of the Company’s Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders to the fullest extent permitted by Delaware law. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.
We may also secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have obtained liability insurance for our directors and officers.

Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Index to Exhibits.

Exhibit Number	Document
4.1	Certificate of Incorporation, as amended, of Virco Mfg. Corporation (incorporated by reference to Exhibit 1 to the Company’s Form 8-A12B filed with the Commission on June 18, 2007)
4.2	Second Amended and Restated Bylaws of Virco Mfg. Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Commission on September 12, 2014)
4.3	2019 Omnibus Equity Incentive Plan of Virco Mfg. Corporation (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on May 17, 2019)
4.4	Form of Restricted Stock Agreement
4.5	Form of Restricted Stock Unit Agreement
4.6	Form of Incentive Stock Option Agreement
4.7	Form of Nonqualified Option Agreement
4.8	Form of Unrestricted Stock Agreement
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see Signature Page)

Item 9.    Undertakings.
(a)     The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant, Virco Mfg. Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on June 21, 2019.
VIRCO MFG. CORPORATION

By:    /s/ Robert A. Virtue
Robert A. Virtue
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Robert A. Virtue and Robert E. Dose, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Robert A. Virtue	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2019
Robert A. Virtue

/s/ Douglas A. Virtue	President, Director	June 21, 2019
Douglas A. Virtue

/s/ Robert E. Dose	Sr. Vice President, Finance, Secretary and Treasurer (Principal Financial Officer)	June 21, 2019
Robert E. Dose

/s/ Bassey Yau	Vice President, Accounting, Corporate Controller, Assistant Secretary and Assistant Treasurer (Principal Accounting Officer)	June 21, 2019
Bassey Yau

/s/ Alexander L. Cappello	Director	June 21, 2019
Alexander L. Cappello

/s/ Craig Levra	Director	June 21, 2019
Craig Levra

/s/ Don Rudkin	Director	June 21, 2019
Don Rudkin

/s/ Robert Lind	Director	June 21, 2019
Robert Lind

/s/ Kathy Virtue Young	Director	June 21, 2019
Kathy Virtue Young

/s/ Agnieszka Winkler	Director	June 21, 2019
Agnieszka Winkler

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Certificate of Incorporation, as amended, of Virco Mfg. Corporation (incorporated by reference to Exhibit 1 to the Company’s Form 8-A12B filed with the Commission on June 18, 2007)
4.2	Second Amended and Restated Bylaws of Virco Mfg. Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Commission on September 12, 2014)
4.3	2019 Omnibus Equity Incentive Plan of Virco Mfg. Corporation (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on May 17, 2019)
4.4	Form of Restricted Stock Agreement
4.5	Form of Restricted Stock Unit Agreement
4.6	Form of Incentive Stock Option Agreement
4.7	Form of Nonqualified Option Agreement
4.8	Form of Unrestricted Stock Agreement
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see Signature Page)